Exhibit 3.225

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT FACTORY WAREHOUSE OF CHARLESTON, INC.

DATE FILED: November 29, 1989

The undersigned, an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, pursuant to the provisions of the South Carolina Business Corporation Act of 1988.

1. The corporate name for the corporation (hereinafter called the “corporation”) is BURLINGTON COAT FACTORY WAREHOUSE OF CHARLESTON, INC.

2. The number of shares the corporation is authorized to issue is one thousand, all of which are of a par value of one dollar each and are of the same class and are to be Common shares.

3. The street address of the initial registered office of the corporation in the state of South Carolina is 2019 Park Street, Columbia, South Carolina 29201.

The name of the initial registered agent of the corporation at the said registered office is The Prentice-Hall Corporation System, Inc.

4. The name and the address of the incorporator are: Frances A. Wrigley, 15 Columbus Circle, New York, N. Y. 10023-7773

5. The purposes for which the corporation is organized, which shall include the authority of the corporation to engage in any lawful business, are as follows:

To carry on a general mercantile, industrial, investing, and trading business in all its branches: to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition, or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements, and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in, and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings, and other works and any interest or right therein; to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real personal, and mixed properties to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

To apply for, register, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge, or otherwise dispose of, and, in any manner deal with and contract with reference to:

(a) inventions, devices, formulae, processes, and any improvements and modifications thereof;

(b) letters patent, patent rights, patented processes, copyrights, designs and similar rights, trade-marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

(c) franchises, licenses, grants, and concessions.

To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the South Carolina Business Corporation Act of 1988 subject to any limitations thereof contained in these Articles of Incorporation or the laws of the Statement of South Carolina.

6. The corporation elects not to have preemptive rights.

7. The corporation shall, to the fullest extent permitted by the provisions of the South Carolina Business Corporation Act of 1988, as the same may be amended and supplemented, indemnify any and all persons whom shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

8. Whenever any provision of the South Carolina Business Corporation Act of 1988 shall otherwise require for the approval of any specified corporate action the authorization of at least two-thirds of the votes entitled to be cast thereon, any such corporate action shall be approved by at least a majority of the votes entitled to be cast thereon, and whenever the corporation shall have one or more voting groups which are denied voting power under the Articles of Incorporation, bur the authorization of at least two-thirds of the votes entitled to be cast thereon within each such voting group entitled to vote thereon as a separate voting group is otherwise required for the approval of any specified corporate action under the South Carolina Business Corporation Act of 1986, any such corporate action shall be approved by each such voting group by at least a majority of the votes entitled to be cast by that voting group. The provisions of this Article shall be subject to the minimum voting requirement prescribed by the provisions of sections 33-7-250 and 33-7-260 of the South Carolina Business Corporation Act of 1968.

9. Shareholders shall not have a right to cumulate their votes for directors.

10. The duration of the corporation shall be perpetual.

11. The signature of the incorporator is set forth hereinafter.

Signed on November 27, 1989.

/s/ Frances A. Wrigley
Incorporator

I, Claire T. Manning, an attorney licensed to practice in the State of South Carolina, certify that the corporation, to whose Articles of Incorporation this Certificate is attached, has complied with the requirements Chapter 2, Title 33 of the 1976 South Carolina Code relating to the Articles of Incorporation.

Signed on November 29, 1989

/s/ Claire T. Manning
Attorney-at-Law
2019 Park Street
Columbia, South Carolina 29201

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